Exhibit 24(b)(8.97)

FIFTH AMENDMENT

TO SELLING AND SERVICES AGREEMENT

            This Fourth Amendment dated as of April 1, 2009 by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ILIAC”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.)(“ING Financial”)(collectively “ING”), and Pioneer Funds Distributor, Inc. (“Distributor”) is made to the Selling and Services Agreement dated as of April 5, 1999 (the “Agreement”) as amended on July 1, 1999, December 21, 1999, March 1, 2003, and March 1, 2008.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to add ING Institutional to the Agreement; and

            WHEREAS, the parties wish to amend certain other provisions of the Agreement, as provided below.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

            1.         ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions relating to ILIAC in the Agreement are hereby amended to refer to both ILIAC and ING Institutional.  The defined term “ING” in the Agreement is hereby amended to include ILIAC, ING Institutional, and ING Financial.

            2.         Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                        2.         Omnibus Account.

The parties agree that up to two omnibus accounts, each held in the name of the Nominee, may be maintained for those Plan assets directed for investment in the Funds (“Account” or “Accounts").  One such omnibus account may be maintained in connection with Plans for which ILIAC is providing various recordkeeping and other administrative services, and the other such omnibus account may be maintained in connection with Plans for which ING Institutional is providing various recordkeeping and other administrative services.  Alternatively, one Account may be maintained in connection with Plans for which both ILIAC and ING Institutional shall provide such recordkeeping and administrative services.  ILIAC or ING Institutional, as service agents for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

3.         Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

                        4.  Fees.

(a) Servicing Fee

            Administrative services to the Plans and Participants shall be the responsibility of ILIAC and ING Institutional and shall not be the responsibility of the Fund or the Distributor.  The Distributor recognizes ILIAC and ING Institutional as the sole shareholders under this Agreement, and that substantial savings will be derived in administrative expenses and shareholder communications, by virtue of having sole shareholders rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Distributor or its designee agrees to pay to ILIAC and ING Institutional a servicing fee:

            (i) for Class A shares, on the annual rate of x.xx% (x.xxxx% quarterly) of the average net assets invested in the Funds in each calendar quarter.  Pioneer Funds sub-advised by Cullen and Oak Ridge shall be paid at an annual rate of x.xx% (x.xxxx% quarterly).  Those funds are as follows: Cullen Value Fund, Oak Ridge Large Cap Growth Fund, Oak Ridge All Cap Growth Fund and Oak Ridge Small Cap Growth Fund. This fee shall be payable quarterly in arrears, as invoiced by ILIAC and ING Institutional to the Distributor for the amount of such fee; and

                        (ii) for Class R Shares, in consideration of ILIAC and ING Institutional providing services under each Fund’s Class R Shares Service Plan (the “Service Plan”) to Participants holding shares of Class R Shares of the Funds, including but not limited to (a) acting as the shareholder of record and nominee for Participants, (b) maintaining account records for each Participant and participant beneficially owning Class R Shares, (c) processing orders to purchase, redeem and exchange Class R Shares on behalf of Participants, and handling the transmission of funds representing the purchase price or redemption proceeds and (d) addressing Participants’ questions regarding their accounts and the Funds, Distributor agrees to pay to ILIAC and ING Institutional a servicing fee, on the annual rate of x.xx% (x.xxxx% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter, as invoiced by ILIAC and ING Institutional to the Distributor for the amount of such fees.  ILIAC and ING Institutional agree that the services that it shall provide shall not include distribution services primarily intended to result in the sale of Fund shares.  Distributor has no obligation to make any such payments and ILIAC and ING Institutional hereby waive any such payments until the Distributor receives monies from the Fund.  The amount of compensation payable to ILIAC and ING Institutional during any one year for its services with respect to Class R Shares of a Fund shall not exceed the maximum permitted by the Service Plan, as described in the Fund’s prospectus; and

                        (iii) for Class Y Shares, at an annual rate of x.xx% (x.xxxx% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter.  Pioneer Funds sub-advised by Cullen and Oak Ridge shall be paid at an annual rate of x.xx% (x.xxxx% quarterly).  Those funds are as follows: Cullen Value Fund, Oak Ridge Large Cap Growth Fund, Oak Ridge All Cap Growth Fund and Oak Ridge Small Cap Growth Fund.

(b) Distribution Related Fees

            In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to ING Financial at an annual rate of x.xx% (x.xxxx% quarterly) for Class A shares and x.xx% (x.xxx% quarterly) for

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Class R shares, of the average net assets invested in the Funds in each calendar quarter.  Distributor will make such payments within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial.

(c)    Other

            For services provided by ILIAC and ING Institutional to Plans and Participants who allocate value under their contract to Class R shares of the Funds, the Distributor agrees to pay out of its own funds an annual fee of x.xx% (x.xxx% quarterly).  Distributor will make such payments within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ILIAC or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ILIAC or ING Institutional.

The Distributor shall not be responsible for payment of fees where the Distributor has a pre-existing agreement with regard to such account covered by this Agreement.

(d)   Participant Recordkeeping Reimbursement

For services provided by ILIAC and ING Institutional to Plans and Participants who allocate value under their contract to Class A shares of the Funds and were existing Citistreet Retirement LLC clients prior to April 1, 2009 ING shall continue to receive x.xx% in compensation, x.xx% 12b-1 service plan and the Distributor agrees to pay out of its own funds an annual per participant reimbursement of _________ dollars ($xx.xx).

            4.         The following is added as Section 12(d) to the Agreement:

(d) Representations of ING Institutional.  ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

            5.         The following replaces Section 15(d) of the Agreement:

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(d)  Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

                                    To ILIAC/ING Financial/ING Institutional:

                                    Michael Pignatella

                                    Counsel

                                    ING Americas Legal Services

                                    One Orange Way, C1S

                                    Windsor, CT  06095

                                    Fax: 860-580-4934

                        To Distributor:

                                    Pioneer Funds Distributor, Inc.

                                    60 State Street

                                    Boston, MA 02109

                                    Attn: Steve Graziano

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

6.         Attachment A to the Agreement is hereby deleted and replaced by Schedule A, attached hereto.

7.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

            8.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

[Signatures appear on next page.]

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ING LIFE INSURANCE AND ANNUITY COMPANY By: /s/Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President	PIONEER FUNDS DISTRIBUTOR, INC. By: /s/Joseph Kringdon Name: Title:
ING Financial ADvisers, LLC By: /s/David Kelsey Name: David Kelsey Title: COO/VP
ING INSTITUTIONAL PLAN SERVICES, LLC By: /s/Michelle Sheiowitz, Attorney-in-fact Name: Michelle Sheiowitz Title: Vice President

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Schedule A

List of Available Funds

All Class A shares of Pioneer Funds

All Class R shares of Pioneer Funds

All Class Y shares of Pioneer Funds

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